Exhibit 99.1

Advantages of Biovest’s Bio-manufacturing Systems for Viral Cell Production

Featured in Article Published in Genetic Engineering News

-    AutovaxID™ bioreactor system to be on display in Minnesota Pavilion exhibit at

BIO International Convention, June 28-30

TAMPA, FL and MINNEAPOLIS, MN – June 15, 2011 – Biovest International, Inc. (OTCQB: “BVTI”), a majority-owned subsidiary of Accentia Biopharmaceuticals, Inc. (OTCQB: “ABPI”), today announced that Biovest’s hollow fiber bioreactor technology was featured in an article published in Genetic Engineering & Biotechnology News (GEN). Based on research studies conducted by Biovest and the Naval Health Research Center (NHRC), the GEN article concludes that Biovest’s hollow fiber bioreactors offer a compact, highly efficient, scalable and economical method for virus production and manufacture of viral vaccines.

The article titled, “Novel Uses for Hollow Fiber Bioreactors: Modular and Scalable Manufacturing Platform Has Application in Influenza Virus Production” (GEN; Volume 31; Number 12; June 15, 2011; Pages 42-44), reports on multiple key fundamental advantages not found in other bioreactor systems currently used for virus production. The article was authored by a team consisting of scientists from Biovest, the Department of Respiratory Disease Research at NHRC, Clemson University and the Ordway Research Institute.

According to one of the article’s authors, Dr. J. David Gangemi, Ph.D., Professor Emeritus, Microbiology and Molecular Medicine, Clemson University, “In the role of consulting medical advisor to Biovest, it has been my privilege to assist in directing the viral growth research studies with NHRC, and we presented highly encouraging preliminary results at last year’s Department of Defense Force Health Protection Conference. Our studies to date have demonstrated that Biovest’s hollow fiber bio-manufacturing technology is a new and efficient production system for rapid propagation of pandemic A/H1N1 influenza virus isolates. Our article published in GEN expands upon previous results and details the key benefits and advantages over existing established systems.”

Biovest’s Chief Scientific Officer and contributing author, Dr. Mark Hirschel, Ph.D., added, “Our AutovaxID hollow fiber bioreactor system has proven to be an ideal manufacturing platform for the production of Biovest’s patient-specific cancer vaccine. This recent application in the area of viral vaccines further demonstrates the versatility of these systems for the efficient production of difficult-to-produce biologics. Our next step is to expand on these studies and conduct multiple viral growth studies to build a compelling body of evidence that supports the use of AutovaxID and our other hollow fiber systems as a flexible, robust manufacturing platform for the production of emerging pandemic viruses and vaccines.”

Biovest’s AutovaxID™ bioreactor system, which is the hollow fiber manufacturing platform for its BiovaxID® personalized cancer vaccine, will be on display at the BIO International Convention in the Minnesota Pavilion on the exhibit floor, June 28-30, in Washington D.C. To request a meeting with Biovest at the BIO Convention, please contact Douglas Calder at 813-507-2633 or at dwcalder@biovest.com.

To access the GEN article, please visit:

http://www.genengnews.com/gen-articles/novel-uses-for-hollow-fiber-bioreactors/3700/

About AutovaxID™

Biovest developed the AutovaxID bioreactor as an ideal production platform (cGMP compliant) for the scalable manufacture of difficult-to-produce biologics including personalized medicines, monoclonal antibodies, cell culture vaccines and therapeutics targeting highly infectious agents. This system’s multiple advantages and benefits have been proven in the production of Biovest’s autologous anti-lymphoma vaccine (BiovaxID®) targeting B-cell blood cancers, representing how automated, self-contained, disposable hollow fiber technology is integral toward providing a robust and dependable commercial process for the manufacture of personalized cancer vaccines.

The Naval Health Research Center (NHRC) and Biovest are conducting research studies demonstrating that Biovest’s hollow fiber bioreactor systems have the capability to produce high titer influenza virus. This work to date utilizes Biovest’s Primer-HF® bioreactor, a disposable single-use hollow fiber instrument designed for producing research quantities of proteins or virus. Future studies are planned to be conducted in the AutovaxID™ bioreactor for larger-scale GMP production applications.

About Biovest International, Inc.

Biovest International, Inc. is an emerging leader in the field of active personalized immunotherapies. In collaboration with the National Cancer Institute, Biovest has developed a patient-specific, cancer vaccine, BiovaxID®, with three clinical trials completed, including a Phase III study, demonstrating evidence of safety and efficacy for the treatment of indolent follicular non-Hodgkin’s lymphoma.

Headquartered in Tampa, Florida with its bio-manufacturing facility based in Minneapolis, Minnesota, Biovest is publicly-traded on the OTCQB™ Market with the stock-ticker symbol “BVTI”, and is a majority-owned subsidiary of Accentia Biopharmaceuticals, Inc. (OTCQB: “ABPI”).

Biovest International, Inc. Corporate Contact:

Douglas Calder, Vice President, Strategic Planning & Capital Markets

Phone: (813) 864-2558 / Email: dwcalder@biovest.com

For further information, please visit: http://www.biovest.com

Forward-Looking Statements:

Statements in this release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to statements about BiovaxID®, AutovaxID™, events occurring after dates hereof, and any other statements relating to products, product candidates, product development programs, the FDA or clinical study process including the commencement, process, or completion of clinical trials or the regulatory process. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, expectations and intentions, and other statements identified by words such as “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results of Biovest to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for product candidates; competition from other pharmaceutical or biotechnology companies; and the additional risks discussed in filings with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement, and Biovest undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. The product names used in this statement are for identification purposes only. All trademarks and registered trademarks are the property of their respective owners.